                                     [Logo]
                              Center Bancorp, INC.

                             Corporate Headquarters
                               2455 Morris Avenue
                            Union, New Jersey 07083
                                 (908) 688-9500

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 17, 2001

To Our Shareholders:

        The Annual Meeting of Shareholders of Center Bancorp, Inc. (the "Corporation") will be held at the Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey on April 17, 2001, at 7:00 P.M., for the following purposes:

        1. To elect four Class 1 directors, whose three year terms will expire in 2004.

        2. To elect one class 3 director, whose term will expire in 2002.

        3. To transact such other business as may properly come before the Annual Meeting.

        Only shareholders of record of the Corporation at the close of business on February 28, 2001 shall be entitled to notice of and to vote at the Annual Meeting. Each share of the Corporation's Common Stock is entitled to one vote.

        Please complete, sign, date and return the accompanying proxy in the enclosed postage paid envelope at your earliest convenience.

        You are cordially invited to attend the Meeting.

                                By Order of the Board of Directors

                                /s/ John J. Davis

                                John J. Davis
                                President and
                                Chief Executive Officer


Dated: March 16, 2001

                              CENTER BANCORP, INC.
                  2455 Morris Avenue, Union, New Jersey 07083

                                PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Center Bancorp, Inc. (the "Corporation") of proxies to be used at the annual meeting of the shareholders of the Corporation to be held at the Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey at 7:00 p.m. on April 17, 2001, and any adjournments thereof (the "Annual Meeting"). Copies of this Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about March 16, 2001.

        Only shareholders of record at the close of business on February 28, 2001 (the "Record Date") will be entitled to receive notice of and to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted on at the Annual Meeting. On the Record Date, there were 3,736,379 shares of common stock, no par value (the "Common Stock"), outstanding.

        Based on a Schedule 13G filing made on February 12, 2001 by The Trust Company of New Jersey, 35 Journal Square, Jersey City, New Jersey 07302 (the "Trust Company"), the Corporation believes that the Trust Company beneficially owns 311,835 shares of Common Stock (8.34% of the shares outstanding as of the Record Date). The Corporation is not aware of any other person or entity that owned of record or beneficially more than five percent of the outstanding Common Stock as of the Record Date. In its Schedule 13G filing, the Trust Company stated, among other things, that it acquired such shares "in the ordinary course of business" and that such shares were "not acquired for the purpose of
 ...changing or influencing the control" of the Corporation.

        Any shareholder who executes the proxy referred to in this Proxy Statement may revoke such proxy at any time before it is exercised, but revocation is not effective unless a later dated signed proxy is submitted to the Corporation prior to the Annual Meeting, written notice of revocation is filed with the Secretary of the Corporation either prior to the Annual Meeting or while the Annual Meeting is in progress but prior to the voting of such proxy or the shares subject to such proxy are voted by written ballot at the Annual Meeting.

        All proxies properly executed and not revoked will be voted as specified. If a proxy is signed but no specification is given, the proxy will be voted in favor of the Board's nominees for election to the Board.

        The cost of soliciting proxies shall be borne by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and employees of the Corporation and/or its subsidiary may solicit proxies by telephone, telegraph or personal interview, with nominal expense to the Corporation. The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

        The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The election of directors will require the affirmative vote of a plurality of the Common Stock represented and entitled to vote at the Annual Meeting. All other matters submitted to shareholders at the Annual Meeting will require the affirmative vote of a majority of the votes cast at the Annual Meeting by shareholders represented and entitled to vote at the Annual Meeting. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those votes cast "for" or "against" will be counted. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present at the Annual Meeting.

                             Election of Directors

        The By-Laws provide that the Board of Directors shall consist of not less than five nor more than twenty-five members, the exact number to be fixed and determined from time to time by resolution of the full Board of Directors or by resolution of the shareholders at any annual or special meeting. The Board of Directors has set the number of Directors to be eleven. The Corporation's Certificate of Incorporation provides that the Directors shall be divided into three classes, as nearly equal in number as possible, with each class elected on a staggered term basis, normally for a period of three years. Shorter terms are permitted when necessary in order to equalize the size of the classes. At the upcoming Annual Meeting, four directors in Class 1 will be elected for a three year term. In addition, one director will be elected for a term to expire in 2002 as a Class 3 director. The terms of the remaining directors in Class 2 and Class 3 will continue until 2003 and 2002, respectively.

        It is intended that the proxies solicited hereunder will be voted FOR (unless otherwise directed) the election of John J. Davis, Brenda Curtis, Donald
G. Kein and Norman F. Schroeder for three year terms and FOR the election of James J. Kennedy for a one year term. The Corporation does not contemplate that any nominee will be unable to serve as a director for any reason. Each nominee has agreed to serve if elected. However, in the event that one or more of the nominees should be unable to stand for election, discretionary authority is reserved to cast votes for the election of a substitute or substitutes selected by the Board of Directors and all proxies eligible to be voted for the Board's nominees will be voted for such other person or persons. Each of the nominees are currently members of the Board of Directors of the Corporation and its subsidiary, Union Center National Bank (the "Bank").

        With the exception of Messrs. Kennedy and Schroeder, each of the members of the Board of Directors of the Corporation (collectively, the "Directors") has served in his or her current occupation for at least the past five years. James
J. Kennedy has served in his current position as Managing Partner of KV1 Asset Management, L.L.C. (a hedge fund management company) since 1998. From 1990 through 1997, he served as Trading Manager and Senior Managing Director of Fuji Capital Markets Corporation (an international derivative trading company and a subsidiary of Fuji Bank, Ltd.). Norman F. Schroeder has served in his current position as President and Chief Executive Officer of NFS Associates, Inc. (a construction services company) since 1997. From 1989 to 1997, he served as Vice President and President of NHS Architectural

Woodwork Corporation. The Directors, as of February 1, 2001, according to information supplied by them, owned beneficially, directly or indirectly, the number of shares of Common Stock set forth opposite their respective names below. The Directors have served continuously as such since the dates when they first became Directors as set forth herein. The date appearing in parentheses opposite each director's name in the "Director Since" column below represents the year in which such Director became a director of the Bank. Each such Director presently serves as a Director of the Bank.

CLASS - 1 The following table sets forth certain information with respect to each Director in Class 1 (each of whom has been nominated for a three year term).

                                                                        Number of
                                                                        Shares of
                                                                       Common Stock
                                                                           Held
                                                                       Beneficially    Percent of
                                                        Director       Directly and    Outstanding
Name                    Occupation              Age     Since           Indirectly       Shares
----                    ----------              ---     -----           ----------       ------
John J. Davis           President and Chief     58       1982            57,552(a)        1.54
                        Executive Officer               (1982)
                        of the Corporation
                        and the Bank

Brenda Curtis           Executive Director,     59       1995            18,403(b)         .49
                        American Cancer                 (1995)
                        Society, Union
                        County Unit

Donald G. Kein          Partner, Kein,          63       1982            71,178(c)        1.91
                        Pollatschek &                   (1970)
                        Greenstein
                        (Attorneys)

Norman F.               President & CEO         35       2000            20,991 (d)        .56
Schroeder               NFS Associates, Inc.            (2000)


(a) Direct------------57,194 (includes 3,639 shares granted under the
                                  Corporation's 1999 Employee Stock Incentive
                                  Plan (the "Plan")
    Indirect-------------358 (jointly with wife and children)

(b) Direct-----------18,403

(c) Direct------------68,603
    Indirect-----------2,575 (wife and children)

(d) Direct-------------7,683
    Indirect----------13,308 (as trustee)

CLASS - 2 The following table sets forth certain information with respect to the Directors in Class 2 (each member of Class 2 has a term that will continue until 2003).

                                                                        Number of
                                                                        Shares of
                                                                       Common Stock
                                                                           Held
                                                                       Beneficially    Percent of
                                                        Director       Directly and    Outstanding
Name                    Occupation              Age     Since           Indirectly       Shares
----                    ----------              ---     -----           ----------       ------
Hugo Barth, III         Partner, Haeberle &     58       1982            45,346(a)        1.22
                        Barth (Funeral                  (1977)
                        Director)

Alexander A. Bol        Owner, Alexander        53       1994            22,605(b)         .61
                        A. Bol A.I.A.                   (1994)
                        (Architectural Firm)

William A. Thompson     Vice President,         43       1994            20,825(c)         .56
                        Thompson & Co.                  (1994)
                        (Auto Parts
                        Distributor)

(a) Direct------------30,313
    Indirect----------15,033 (wife and jointly with wife)

(b) Direct------------22,605

(c) Direct------------18,938
    Indirect-----------1,887 (wife)

CLASS 3 - The following table sets forth certain information with respect to each Director in Class 3. Each member of Class 3 has a term that will continue until 2002, with the exception of James J. Kennedy. Mr. Kennedy has been nominated for a term to expire in 2002.

                                                                        Number of
                                                                        Shares of
                                                                       Common Stock
                                                                           Held
                                                                       Beneficially    Percent of
                                                        Director       Directly and    Outstanding
Name                    Occupation              Age     Since           Indirectly       Shares
----                    ----------              ---     -----           ----------      ------
Robert L. Bischoff      President               61       1992            24,220(a)         .65
                        Beer Import Co.                 (1992)

Paul Lomakin, Jr.       President               74       1982            85,033(b)        2.28
                        Winthrop Dev.                   (1977)
                        (Builder)

Herbert Schiller        President               65       1990            28,649(c)         .77
                        Foremost Mfg. Co.               (1990)
                        (Manufacturer)

James J. Kennedy        Managing Partner        45       2000             2,000            .05
                        KV-1 Asset                      (2000)
                         Management, LLC

(a) Direct------------23,441
    Indirect-------------779 (wife)

(b) Direct------------45,424
    Indirect----------39,609 (wife)

(c) Direct------------28,649

(d) Direct-------------2,000

        The shares set forth in the table above include the following number of shares subject to options exercisable by April 1, 2001: Mr. Barth, 4,803 shares; Mr. Bischoff, 13,628 shares; Mr. Bol, 15,628 shares; Ms. Curtis, 15,313 shares; Mr. Davis, 3,411 shares; Mr. Kein, 15,628 shares; Mr. Lomakin, 10,628 shares; Mr. Schiller, 15,628 shares; and Mr. Thompson, 12,765 shares.

        Anthony C. Weagley, the Company's Chief Financial Officer, beneficially owned 11,581 shares of Common Stock as of February 1, 2001, including 6,216 shares subject to options exercisable by April 1, 2001. Donald Bennetti, a Vice President of the Company, beneficially owned 2,957 shares of Common Stock as of February 1, 2001, including 919 shares subject to options exercisable by April 1, 2001. As of February 1, 2000 the total number of shares of Common Stock directly and beneficially owned by all Directors and executive officers of the Corporation (17 persons) amounted to 415,948 shares or 11.16% of the common shares outstanding. In addition, as of February 1, 2001, the total number of shares of Common Stock directly and beneficially owned by officers of the Bank (and not the Corporation) amounted to 7,658 shares or .21% of the common shares outstanding.

        There are no fees paid to any Director of the Corporation for any meeting of the Board of Directors or its committees or committee meetings of the Bank's Board of Directors. All directors of the Bank who are not officers of the Bank receive a $7,000 annual retainer and $450 for each meeting of the Board of Directors of the Bank attended. Pursuant to the Corporation's 1993 Outside Director Stock Option Plan, Hugo Barth, Robet L. Bischoff, Alexander A. Bol, Brenda Curtis, Donald G. Kein, Paul Lomakin, Jr., Herbert Schiller, and William
A. Thompson have received a stock option covering 15,628 shares of Common Stock. These options become exercisable in three installments, commencing one year after the date of grant, at a per share exercise price equal to the fair market value of one share of Common Stock on the date of grant.

         Effective July 1, 1998, the Board of Directors adopted the Union Center National Bank Directors' Retirement Plan (the "Directors' Retirement Plan"). Under the Directors' Retirement Plan, each non-employee director of the Board who completes at least 15 years of service as a member of the Board (including service on the Board prior to July 1, 1998), and who retires from the Board on or after May 1, 2000 and after having attained age 70, will be paid an annual retirement benefit of $8,500, payable monthly, commencing on his or her date of retirement and continuing for 180 payments. In the event that a director dies before receiving his or her entire benefit, the balance of such benefit will continue to be paid to the director's surviving spouse until the earlier of such spouse's death or the payment of all 180 such monthly installments. The Directors' Retirement Plan is unfunded; that is, all benefits due thereunder are payable from the Bank's general assets. The Bank may, however, establish a trust or similar arrangement for the purpose of accumulating the amounts needed to provide such benefits.

        There is no family relationship, by blood, marriage or adoption, between any of the foregoing Directors and any other officer, director or employee of the Corporation or the Bank.

        The Corporation has no standing nominating committee or compensation committee of the Board of Directors. Matters within the jurisdiction of these committees are considered by the entire Board of Directors of the Corporation. The Board's Audit Committee consists of Mr. Bischoff, (Chairman), Ms. Curtis, Messrs. Barth, Kennedy and Thompson and Charles P. Woodward, who will cease to serve on the Board of Directors and the Audit Committee as of the upcoming Annual Meeting. The Audit Committee has responsibility for monitoring the Corporation's financial reporting systems, reviewing the Corporation's financial statements and supervising the relationship between the Corporation and its independent accountants. During 2000, the Audit Committee met 6 times and the Board of Directors met 15 times. All directors attended more than 75% of the Board and committee meetings that they were required to attend.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth, for the years ended December 31, 1998, 1999 and 2000, the annual and long-term compensation of the Corporation's Chief Executive Officer and its other executive officers who had annual compensation (salary plus bonus) of $100,000 or more during 2000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    Long Tern
                                                                                   Compensation
                                                                                   ------------
                            Annual Compensation
                            -------------------                            Restricted        Securities
Name and                                                                     Stock            Underlying         All Other
Principal Position          Year    Salary          Bonus A    Other B      Awards($)       Options/SARs(#)      Compensation(D)
------------------          ----    ------          -------    --------     ---------       ---------------      --------------
John J. Davis               2000    $280,906        $79,500     $19,877          --                --                $7,900
President and Chief         1999     250,791         63,500      19,735      69,070(C)         13,645                 7,050
Executive Officer           1998     229,430         50,000      19,040                                               6,300
of the Corporation
and the Bank

Anthony C. Weagley          2000     116,678         22,050       9,867          --                --                $3,307
Vice President and          1999     110,122         20,800       9,396          --             4,026                 3,120
Treasurer of the            1998     104,944         15,550      12,015          --                --                 2,913
Corporation and
Sr. Vice President and
Cashier of the Bank

Donald Bennetti             2000     108,113         12,500      11,378          --                --                     0
Vice President of the       1999     101,053         17,100       9,291          --             3,677                     0
Corporation and Senior      1998      94,029         14,500      10,512          --                --                   293
Vice President of the Bank

----------------------
(A) Represents amounts payable under the Achievement Incentive Plan (the "AIP").

(B) For Mr. Davis, represents the cost to the Corporation of supplying an automobile to Mr. Davis ($14,874 in 2000, $15,672 in 1999, and $16,078 in 1998)
and payments made on Mr. Davis' behalf with respect to his personal use of a country club membership. For Mr. Weagley, includes the cost to the Corporation of supplying an automobile to Mr. Weagley ($9,617 in 2000, $9,225 in 1999 and $12,015 in 1998). For Mr. Bennetti, includes the cost to the Corporation of supplying an automobile to Mr. Bennetti ($11,378 in 2000, $8,867 in 1999 and $10,512 in 1998).

(C) Represents the number of shares subject to award multiplied by the average of the high bid price and the low asked price on June 17, 1999 (date of grant). On December 31, 2000, Mr. Davis' restricted shares had an aggregate market price of $76,874; the shares which have vested had an aggregate market price of $19,203 on December 31, 2000. Mr. Davis' restricted shares will vest over a five year period (from the date of grant) and will be eligible for dividends in the same manner as the Company's common stock.

(D) Represents contributions made to the Corporation's 401(k) plan on behalf of Messrs. Davis, Weagley and Bennetti, representing 50% of their contributions up to 6% of gross compensation.

Stock Options

        The following table provides data regarding the options exercised by the Named Officers during 2000 (reflecting the number of shares acquired and the difference between the value of the shares on the exercise date and the option exercise price) and the number of shares covered by both exercisable and non-exercisable stock options held by the Named Officers at December 31, 2000. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of the Named Officers' options and $21.125, the average of the high bid price and low asked price for the Common Stock on December 31, 2000.

              AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTIONS/SAR VALUES

                                                             Number of
                                                             securities          Value of
                                                             underlying        unexercised in
                                                            unexercised          the money
                                                            options/SARs        options/SARs
                                                           at fiscal year      at fiscal year
                                                                end                 end
                                                                (#)                 ($)

                             Shares
                           Acquired on        Value         Exercisable/       Exercisable/
Name                       exercise(#)     Realized ($)    Unexercisable      Unexercisable

John J. Davis                8,385           $20,543        3,411/10,234       19,187/57,566
Anthony C. Weagley              --                --         6,216/3,020       54,242/16,988
Donald Bennetti                520             1,924           919/2,758        5,169/15,514

Pension Plan

        The Bank maintains a defined benefit pension plan (the "Pension Plan") for the benefit of its eligible employees. Monthly normal retirement benefits are computed at the rate of 44% of final average earnings, reduced proportionately for the participant's credited benefit years less than 25. "Final average earnings" is the average monthly W-2 compensation which is paid to participants by the Bank during the last 60 calendar months of their credited benefit service (essentially equivalent to "Salary" in the Summary Compensation Table set forth above). The benefits shown are not subject to deduction for Social Security or other offset amounts.

        The following table sets forth the annual benefits which an eligible employee would receive under the Pension Plan upon retirement at age 65 based on the indicated assumptions as to average annual earnings and years of service. The table also reflects benefits under the Corporation's Supplemental Executive Retirement Plans, which became effective on January 1, 1995. The amounts shown reflect a 10 year certain and life annuity benefit rather than the joint and 50% survivor annuity benefit required by the Employee Retirement Income Security Act of 1974 as the normal form of benefit for a married employee. The number of benefit years for Mr. Davis is 23, the number of benefit years for Mr. Weagley is 15 and the number of benefit years for Mr. Bennetti is 10.

       Average Annual
        Earnings for
       60 Consecutive         10           15           20           25
        Months Prior        Benefit      Benefit      Benefit      Benefit
        to Retirement        Years        Years        Years        Years
       --------------        -----        -----        -----        -----
        $40,000               7,040       10,560       $14,080      $17,600
         60,000              10,560       15,840        21,120       26,400
         80,000              14,080       21,120        28,160       35,200
        100,000              17,600       26,400        35,200       44,000
        120,000              21,120       31,680        42,240       52,800
        140,000              24,640       36,690        49,280       61,600
        150,000              26,400       39,600        52,800       66,000
        170,000*             29,920       44,880        59,840       74,800

 * Maximum

Other Benefit Plans

        During 1994, the Corporation implemented certain new employee benefit plans, effective as of January 1, 1995, including two Supplemental Executive Retirement Plans ("SERPS"). The SERPS, as well as a trust arrangement entered into during 1997, are described below under the caption "Board Report on Executive Compensation."

Employment Agreements

         John J. Davis entered into an employment agreement with the Corporation and the Bank, dated as of August 1, 1992. Effective September 1, 1995, the employment agreement was amended and restated in its entirety. As amended, the employment agreement provides for Mr. Davis' employment as President and Chief Executive Officer of the Corporation and the Bank for an initial term that was completed in 2000, subject to renewal provisions that, in effect, assure Mr. Davis of at least three years' notice of termination in the absence of a "Change in Control Event" (as defined) and five years' notice of termination in connection with a Change in Control Event. Mr. Davis' salary rate currently is $279,000 per annum. In subsequent years, Mr. Davis is to receive his salary for the immediately preceding 12 month period plus such salary increment as shall be determined by the Executive Compensation Committee of the Bank's Board of Directors, with reference to the Bank's salary guide. The employment agreement also provides that Mr. Davis will receive benefits and perquisites appropriate to his position.

         Mr. Davis has the right under the employment agreement to resign with "Good Reason," which is defined in the agreement to include certain Change in Control Events which, in turn, are defined as the acquisition by a third party of a majority of the voting stock or substantially all of the assets of the Corporation or the Bank or a change in the composition of the Board of Directors such that a majority of the members of the Board as of the date of the agreement no longer serve on the Board. Upon termination for Good Reason, the employment agreement provides that Mr. Davis will be entitled to receive a severance allowance equal to his regular compensation for the duration of the term of the agreement, an amount equal to the largest bonus received by Mr. Davis under the AIP, multiplied by the number of years remaining in the term of his employment agreement, benefits comparable to the benefits that Mr. Davis would have received under certain benefit plans maintained by the Corporation and the Bank and acceleration of all unvested stock options. Mr. Davis would be entitled to comparable benefits if the Bank and the Corporation were to terminate his employment without cause.

         Anthony C. Weagley and Donald Bennetti entered into employment agreements with the Corporation and the Bank, dated as of January 1, 1996. Mr. Weagley's agreement provides for his employment as Senior Vice President and Cashier of the Bank and Vice President and Treasurer of the Corporation for an initial term that was completed on December 31, 1998, subject to renewal provisions that, in effect, assure Mr. Weagley of at least two years' notice of termination in the absence of a Change in Control Event and three years' notice of termination in connection with a Change in Control Event. Mr. Bennetti's agreement provides for his employment as a Senior Vice President of the Bank for an initial term that was completed on December 31, 1998, subject to renewal provisions that, in effect, assure Mr. Bennetti of at least two years' notice of termination in the absence of a Change in Control Event and three years' notice of termination in connection with a Change in Control Event. Mr. Weagley's salary rate currently is $117,000 per annum and Mr. Bennetti's salary rate currently is $105,250 per annum. In subsequent years, Mr. Weagley and Mr. Bennetti are to receive their salary for the immediately preceding 12 month period plus such salary increment as shall be determined by the Executive Compensation Committee of the Bank's Board of Directors, with reference to the Bank's salary guide. The employment agreements also provide that Mr. Weagley and Mr. Bennetti will receive certain benefits and perquisites appropriate to their positions.

         Both Mr. Weagley and Mr. Bennetti have the right under their employment agreements to resign with "Good Reason", which is defined in a manner similar to the definition in Mr. Davis' contract. Upon termination for Good Reason, the employment agreements provide that Mr. Weagley and Mr. Bennetti will be entitled to receive a severance allowance equal to their regular compensation for the duration of the term of the agreement, an amount equal to the largest bonus received by them under the AIP, multiplied by the number of years remaining in the term of their employment agreements, benefits comparable to the benefits that they would have received under certain benefit plans maintained by the Corporation and the Bank and acceleration of all unvested stock options. Mr. Weagley and Mr. Bennetti would be entitled to comparable benefits if the Bank and the Corporation were to terminate their employment without cause.

         The employment agreements for Messrs. Davis, Weagley and Bennetti contain "gross up" provisions which provide for additional compensation in the event that any benefits payable to them pursuant to their employment agreements are subject to certain excise taxes imposed by the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

         The Board of Directors did not maintain a Compensation Committee during 2000. Accordingly, compensation decisions were made by the entire Board of Directors. During 2000, the following individuals served on the Board for all or a portion of the year: Alexander A. Bol, Hugo Barth III, Robert L. Bischoff, Brenda Curtis, John J. Davis, Donald G. Kein, James J. Kennedy, Paul Lomakin, Jr., Herbert Schiller, Norman F. Schroeder, Stanley R. Sommer, William A. Thompson and Charles P. Woodward. Of the persons named, only Mr. Davis has served as an officer and/or employee of the Corporation or the Bank. Mr. Davis participates in Board determinations regarding compensation of all employees other than himself.

         Directors Hugo Barth III, Robert L. Bischoff, Alexander A. Bol, Brenda Curtis, John J. Davis, Donald G. Kein, James J. Kennedy, Paul Lomakin, Jr., Herbert Schiller, Norman F. Schroeder, Stanley R. Sommer, William A. Thompson and Charles P. Woodward and certain of the Corporation's officers and their associates are and have been customers of the Bank and have had transactions with the Bank in the ordinary course of business during 2000. All such transactions with these directors and officers of the Corporation and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time of such transactions for other persons and did not involve more than a normal risk of collectibility or present other unfavorable features.

         During 2000, a partnership of which Director Donald G. Kein was a partner rendered legal services to the Corporation and/or the Bank in the normal course of business. The aggregate fees amounted to approximately $45,700. Such firm has rendered and will continue to render legal services to the Corporation and/or the Bank in 2001. The cost of such services was reasonable and comparable to the cost of obtaining similar services elsewhere in the market place.

         For information regarding a trust arrangement entered into with respect to Mr. Davis, see the "Board Report on Executive Compensation" below.

Board Report on Executive Compensation

         Pursuant to rules adopted by the SEC to enhance disclosure of corporate policies regarding executive compensation, the Corporation has set forth below a report of its Board regarding compensation policies as they affect Mr. Davis and the other executive officers of the Corporation.

Overview

         The Board of Directors views compensation of executive officers as having three distinct parts, a current compensation program, a set of standard benefits and a long-term benefit. The current compensation element focuses upon the executive officer's salary and is designed to provide appropriate reimbursement for services rendered. Historically, the Corporation's standard benefit package was limited to the Pension Plan and health insurance. In 1995, the Board provided for these benefits to be supplemented in certain circumstances. The long-term benefit element has primarily been reflected in the grants of stock options to specific executive officers.

         The employment agreement entered into with John J. Davis has enabled the Board to tie annual compensation to Mr. Davis' and the Corporation's performance. Initially, the agreement provided for a base salary of $130,000 per annum. Base salary in subsequent years has been left to the discretion of the Board of Directors, subject to the restriction that base salary may not be reduced during the term of the agreement. In subsequent years, Mr. Davis' salary has been increased to $279,000 per year. Subject to contractual minimums in the case of those executives (such as Mr. Weagley and Mr. Bennetti) who have entered into employment agreements with the Corporation, the salary levels of the other executive officers are set annually by the Board of Directors, with a recommendation by Mr. Davis.

         The Board has concluded that it is important to provide Mr. Davis, Mr. Weagley, Mr. Bennetti and certain other executives with employment protections. Mr. Davis' employment agreement contains an "evergreen" clause which, in effect, assures him that he will receive three years notice of any decision to terminate his agreement. Mr. Weagley's agreement assures Mr. Weagley, and Mr. Bennetti's employment agreement assures Mr. Bennetti, that he will receive two years notice of any decision to terminate his agreement.

Specific Elements of Compensation

         The Board has sought to structure executive compensation as a "pay-for-performance" compensation policy. The elements of that policy are as follows:

         (a) Salary. While consolidation within the banking industry has created a substantial supply of qualified executives, the Board believes that it is important for the Bank to retain a competitive salary structure. The Board maintains salary guidelines for the Bank's officers. In accordance with those guidelines, Mr. Davis' current salary of $279,000 was increased to that level in January 2001.

         (b) Incentive Compensation. The AIP is designed to correlate compensation to performance in a manner designed to provide meaningful incentives for Bank officers in general. Under the terms of the AIP, Bank officers were eligible to receive incentive pay for performance in 2000. For Mr. Davis, performance goals relate solely to the performance of the Corporation. For all other participants, goals relate both to individual performance and the Corporation's performance.

         (c) Benefit Plans. In addition to benefits provided under the Pension Plan and under standard medical insurance plans, the Corporation furnishes the following plan benefits to executive officers:

         (i) 401(k). The Corporation has implemented a company-wide 401(k) plan designed to provide an overall benefit to all full-time employees who are at least 21 years old and have at least one year of service. Under this Plan, the Corporation matches 50% of employee contributions up to 6% of gross compensation. The match for Mr. Davis during 2000 was $7,900.

         (ii) SERPs. The Corporation has established two Supplemental Executive Retirement Plans ("SERPs") designed to provide benefits lost to senior management as a result of federal legislation reducing and/or limiting retirement benefits available from the Corporation's Pension Plan and 401(k) plan. Costs to the Corporation for the replacement benefits are similar to the reduction in qualified retirement plan costs which otherwise would be provided by those plans but for the federal legislation. To date, Mr. Davis is the only employee designated for participation in the SERPs. To set aside funds to help meet its obligations under the SERPs, the Bank established a trust as of July 1, 1997 (the "Trust"). The Bank expects to contribute funds to the Trust from time to time. The Trust funds, which are subject to the claims of the Bank's creditors in certain circumstances, will be held in the Trust until paid to plan participants and their beneficiaries in accordance with the terms of the SERPs.

         (iii) Split Dollar Life Insurance. The Board has implemented a split dollar life insurance program for Mr. Davis and other senior bank officers under the age of 60. This plan is designed to reduce the costs to the Corporation of providing death benefit coverage to such officers, while providing enhanced benefits at retirement (projected to be 3.5 times salary less $50,000 remaining in a group term plan) and reduced income taxes to the participants on the coverage provided.

         (d) Stock Options. From time to time, the Board has granted stock options to Mr. Davis and other executive officers. Such options have been granted at an exercise price equal to the then current market price of the Common Stock. The value of such options thus correlates directly with the market performance of the Common Stock. Information regarding Mr. Davis', Mr. Weagley's and Mr. Bennetti's options is presented elsewhere herein.

         (e) Restricted Stock. The stock incentive plan adopted by the shareholders in 1999 authorized the grant of restricted stock awards. A restricted stock award typically enables a recipient to obtain the restricted shares, without payment of a cash exercise, upon the satisfaction of certain conditions. No restricted stock awards were granted in 2000.

         The Board believes that an appropriate compensation program can help in achieving shareholder performance goals if its program reflects an appropriate balance between providing rewards to key employees while at the same time effectively controlling cash compensation costs. The Board believes that its compensation program is consistent with, and should help to achieve, those objectives.

By:      The Board of Directors

Hugo Barth III
Robert L. Bischoff
Alexander A. Bol
Brenda Curtis
John J. Davis
James J. Kennedy
Donald G. Kein
Paul Lomakin, Jr.
Herbert Schiller
Norman F. Schroeder
William A. Thompson
Charles P. Woodward

Audit Committee Matters

         Audit Committee Charter. The Audit Committee has adopted a charter which is attached to this Proxy Statement as Appendix A.

         Independence of Audit Committee Members. The Common Stock is listed on the Nasdaq National Market and the Corporation is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace rules.

         Audit Committee Report. In connection with the preparation and filing of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000:

         (1) the Audit Committee reviewed and discussed the audited financial statements with the Corporation's management;

         (2) the Audit Committee discussed with the Corporation's independent auditors the matters required to be discussed by SAS 61;

         (3) the Audit Committee received and reviewed the written disclosures and the letter from the Corporation's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Corporation's independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence; and

         (4) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2000 Annual Report on Form 10-K.

By:      The Audit Committee of the Board of Directors

Robert L. Bischoff
Brenda Curtis
Hugo Barth, III
James J. Kennedy
William A. Thompson
Charles P. Woodward

Accounting Fees and Other Accounting Matters

         Audit Fees. The Corporation was billed $64,000 for the audit of the Corporation's annual financial statements for the year ended December 31, 2000 and for the review of the financial statements included in the Corporation's Quarterly Reports on Form 10-Q filed during 2000.

         Financial Information Systems Design Implementation Fees. The Corporation did not incur any expenses for any professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of the SEC's Regulation S-X (in general, information technology services) rendered by the Corporation's principal accountant during the year ended December 31, 2000.

         All Other Fees. The Corporation was billed $195,640 for non-audit services (other than the non-audit services described above) rendered by the Corporation's principal accountant during the year ended December 31, 2000.

         Other Matters. The Audit Committee of the Board of Directors has considered whether the provision of information technology services and other non-audit services is compatible with maintaining the independence of the Corporation's principal accountant.

         Of the time expended by the Corporation's principal accountant to audit the Corporation's financial statements for the year ended December 31, 2000, less than 50% of such time involved work performed by persons other than the principal accountant's full-time, permanent employees.

Stockholder Return Comparison

         Set forth below is a line graph presentation comparing the cumulative stockholder return on the Corporation's Common Stock, on a dividend reinvested basis, against the cumulative total returns of the Standard & Poor's 500 Stock Index and the Media General Industry Group Index-Middle-Atlantic Banks for the period from January 1, 1996 through December 31, 2000.

              COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
         COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

         ------------------------ FISCAL YEAR ENDING --------------------
COMPANY/INDEX/MARKET       12/29/1995  12/31/1996  12/31/1997  12/31/1998  12/31/1999  12/29/2000

Center Bancorp Inc         100.00      105.34      129.22      145.66      138.95      204.81
Regional-Mid-Atlantc Bnks  100.00      133.60      217.88      239.83      189.78      214.77
S&P Composite              100.00      122.96      163.98      210.84      255.22      231.98

ASSUMES $100 INVESTED ON JAN. 01, 1996
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2000

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Corporation and the Bank have appointed KPMG their independent auditors to perform the function of independent public auditors for fiscal year 2001.

         Representatives of KPMG are expected to attend the Annual Meeting and will be available to respond to appropriate questions of shareholders. Such representatives will have an opportunity to make a statement at the Annual Meeting if they so desire.

                             SHAREHOLDER PROPOSALS

         SEC regulations permit shareholders to submit proposals for consideration at annual meetings of shareholders. Any such proposals for the Corporation's Annual Meeting of Shareholders to be held in 2002 must be submitted to the Corporation on or before November 16, 2001 and must comply with applicable regulations of the SEC in order to be included in proxy material relating to that meeting. If a shareholder notifies the Corporation after January 31, 2002 of an intent to present a proposal at the Corporation's Annual Meeting of Shareholders to be held in 2002, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials.

                                 OTHER MATTERS

         The Board of Directors of the Corporation is not aware that any other matters are to be presented for action, but if any other matters properly come before the Annual Meeting, or any adjournments thereof, the holder of any proxy is authorized to vote thereon at his or her discretion.

         A copy of the Annual Report of the Corporation and the Bank for the year ended December 31, 2000 is being mailed to shareholders with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 (EXCLUDING EXHIBITS) WILL BE FURNISHED, WHEN AVAILABLE, WITHOUT CHARGE TO ANY SHAREHOLDER MAKING A WRITTEN REQUEST FOR THE SAME TO ANTHONY C. WEAGLEY, VICE PRESIDENT AND TREASURER, CENTER BANCORP, INC., 2455 MORRIS AVENUE, UNION, NEW JERSEY 07083.

                                      By Order of the Board of Directors

                                      /s/ John J. Davis
Dated: March 16, 2001                 John J. Davis
                                      President and Chief Executive Officer

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CENTER BANCORP, INC.

Audit Committee Purpose

  The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  o Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  o Monitor the independence and performance of the Company's independent auditors and internal auditing department.

  o Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

  o Other responsibilities may be to encourage adherence to, and continued improvement of, the Company's policies, procedures, and practices at all levels; review of potential significant financial risk to the Company; and to monitor compliance with legal and regulatory requirements.

  The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Audit Committee Composition and Meetings

  Audit Committee members shall meet the requirements of the National Association of Securities Dealers (NASD)/(NASDAQ Exchange). The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

  Audit Committee members shall be appointed by the Board on recommendation of the Chairman of the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

  The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

Audit Committee Responsibilities and Duties

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3. In consultation with the management, the independent auditors, and the internal auditor, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. Approve the fees and other significant compensations to be paid to the independent auditors.

7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

8. Review the independent auditors' audit plan - discuss scope, staffing, locations, reliance upon management and internal audit, and the general audit approach.

9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Audit Department and Legal Compliance

11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

12. Review the appointment, performance, and replacement of the senior internal audit executive.

13. Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

14. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

16. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                              CENTER BANCORP, INC.

                    Proxy For Annual Meeting of Shareholders

         KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned shareholder of Center Bancorp, Inc., Union, New Jersey, do hereby constitute and appoint Donald Bennetti, John F. McGowan and Lori A. Wunder, or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead to vote all of the common stock of said corporation standing in my name on its books on February 28, 2001 at the annual meeting of shareholders to be held at the Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey 07083 on April 17, 2001 at 7:00 o'clock p.m. or at any adjournments thereof, with all powers the undersigned would possess if personally present, as shown on the reverse side.

                               (See Reverse Side)

                        Please date, sign and mail your
                  proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                              CENTER BANCORP, INC.

                                 April 17, 2001

                Please Detach and Mail in the Envelope Provided

A  |X|  Please mark your votes as in
        this example.

This proxy is being solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

Grant Authority   Withhold Authority
for all nominees  for all nominees

1. & 2.                         Nominees:                                3. Other Business - Whatever other business may be brought
Election of       |_|   |_|     For three year terms ending in 2004:        before the meeting or any adjournment thereof.
Directors listed at right.       John J. Davis
                                 Brenda Curtis                              If any other business is presented at said meeting, this
                                 Donald G. Kein                          proxy shall be voted in accordance with the recommendations
Instruction: To withhold         Norman F. Schroeder                     of management.
authority to vote for any
individual nominee, write       For one year term ending in 2002:           Unless otherwise specified, execution of this proxy will
that nominees name in            James J. Kennedy                        confer authority to the persons named herein as proxies to
the space provided below:                                                vote shares in favor of the Board's nominees for
_________________________                                                directors.

                                                                         Important: To assure your representation at the meeting,
                                                                         please date, sign and mail this proxy promptly in the
                                                                         envelope provided.

Signature_____________________________ Signature_____________________________

Dated:_____________________________, 2001

NOTE: When signing as attorney, executor, administrator, trustee or guardian, please give full titles. If more than one trustee, all should sign. All joint owners must sign.